Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Goals, Strategies, and Risks - Policies and Procedures Regarding the Release of Portfolio Holdings " and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment No. 46 to the Registration Statement (Form N-1A, No. 33-18516) of Franklin Mutual Series Funds and to the incorporation by reference of our reports dated February 21, 2012 on Mutual Beacon Fund, Mutual Financial Services Fund, Mutual Quest Fund, Mutual Shares Fund, Mutual Global Discovery Fund, Mutual European Fund, and Mutual International Fund included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2011.

Ernst & Young LLP

Boston, Massachusetts
April 25, 2012